News Release

For Immediate Release Contact: Bob Lougee (703) 721-3080
Wednesday, July 11, 2007 bob.lougee@usamobility.com

USA Mobility Announces Executive Realignment

Alexandria, VA (July 11, 2007) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced several changes to its executive management team.

James H. Boso, formerly executive vice president of sales, has been promoted to executive vice president of sales and marketing. Boso’s role in leading the Company’s sales organization will be expanded to encompass managing USA Mobility’s marketing efforts.

Vincent D. Kelly, president and chief executive officer, stated: “Jim Boso has been a key contributor to USA Mobility’s success in driving gross additions with the sales force and maintaining critical customer relationships. He is a seasoned executive whose leadership and business acumen are the right skills that we need to integrate our sales and marketing initiatives as we continue to support and focus on our key vertical customer segments and expand our service offerings.”

Boso replaces Mark Garzone, executive vice president for marketing, who is leaving to explore other opportunities, effective July 9, 2007. “Mark has been an integral part of USA Mobility’s re-branding initiatives but now is the right time to integrate seamlessly sales and marketing under Jim,” said Kelly. “We wish Mark the best and thank him for his many contributions to the development and implementation of the Company’s marketing initiatives and communications strategy.”

In addition, Scott Tollefsen, the Company’s general counsel, is leaving to explore other opportunities, effective July 9, 2007. Kelly said, “Scott has done a fine job guiding our legal affairs, especially in handling corporate governance, advocating our regulatory interests, and advising us on a wide range of issues that were important to us as we worked through the process of integrating Arch and Metrocall into USA Mobility. Many of the legal management procedures he introduced will continue to help us as we go forward. He has been loyal and dedicated to the Company, and we wish him well in his future endeavors.”

Sharon Woods-Keisling has been appointed to the position of corporate secretary, effective July 9, 2007. Woods-Keisling has been with the Company for 17 years and currently serves as assistant treasurer and vice president of treasury operations, positions that she will retain in addition to her new responsibility.

About USA Mobility

USA Mobility, Inc., headquartered in Alexandria, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the , government, large enterprise and emergency response sectors. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to over 70 percent of the Fortune 1000 companies.  The Company operates nationwide networks for both one-way paging and advanced two-way messaging services. In addition, USA Mobility offers mobile voice and data services through Sprint Nextel, including BlackBerry devices and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

# # #